INDEPENDENT  AUDITOR'S  REPORT


To  The  Board  of  Directors  of  Go  Online  Networks  Corporation

We hereby consent to the use incorporated by reference in this Form S-8 of our report dated August 27, 1999 relating to the consolidated financial statements of Go Online Networks Corporation (formerly Jones Naughton Entertainment, Inc.) and consolidated subsidiaries.

/s/ Schumacher & Associates, Inc.

SCHUMACHER  &  ASSOCIATES, INC.


Denver,  Colorado
September 19, 2000